Exhibit 99.1

Syntel Reports Second Quarter 2010 Financial Results

Highlights:

•	Q2 revenue of $130.6M, up 31% from year-ago quarter and 13% percent sequentially

•	Q2 EPS of $0.68 per diluted share, up 11% from year-ago quarter and up 13% sequentially

•	Q2 cash & short term investments of $221.5M

•	Global Headcount of 14,926 as of June 30, 2010

TROY, Mich. – July 22, 2010 – Syntel, Inc. (NASDAQ: SYNT), a global information technology services and Knowledge Process Outsourcing (KPO) firm, today announced financial results for the second quarter, ended June 30, 2010.

Second Quarter Financial Highlights

Syntel’s revenue for the second quarter increased 31 percent to $130.6 million, compared to $100.1 million in the prior-year period, and increased 13 percent sequentially from $116.0 million in the first quarter of 2010. Revenue growth was broad-based across both verticals and IT service offerings. During the second quarter, Applications Outsourcing accounted for 76 percent of total revenue, with Knowledge Process Outsourcing (KPO) at 14 percent, e-Business contributing seven percent and TeamSourcing at three percent.

The Company’s gross margin was 39.5 percent in the second quarter, compared to 48.2 percent in the prior-year period and 42.4 percent in the first quarter of 2010. Selling, General and Administrative (SG&A) expenses were 14.6 percent in the second quarter, compared to 20.8 percent in the prior-year period and 19.2 percent in the previous quarter. Syntel’s income from operations was 24.8 percent in the second quarter as compared to 27.4 percent in the prior-year period and 23.3 percent in the first quarter of 2010.

Syntel’s gross and operating margins in the second quarter were pressured by the impact of offshore wage increases and the renegotiation of a large client contract. SG&A expenses were reduced by $1.7M during the quarter and $3.6M sequentially due to exchange rate variations.

Net income for the second quarter was $28.3 million or $0.68 per diluted share, compared to $25.1 million or $0.61 per diluted share in the prior-year period and net income of $25.1 million or $0.60 per diluted share in the first quarter of 2010.

Operational Highlights

“Syntel’s second quarter financial results highlight the improving demand environment for offshore services and Syntel’s ability to add value to our clients,” said Syntel CEO and President Prashant Ranade. “Demand for cost reduction services continued to be robust during the quarter, and revenue momentum was accelerated by increased spending for strategic development initiatives.”

“During the second quarter, Syntel was pleased to announce that we were able to finalize negotiations regarding our KPO joint venture,” said Ranade. “From a demand standpoint, our pipeline is extremely healthy and the opportunity for new business expansion is robust. As a result, Syntel added over 1,200 employees in Q2. In preparation for continued growth, we also celebrated the inauguration of our new campus in Chennai during the quarter. The Company remains focused on the long-term business opportunity, and will continue to invest in new services, depth and breadth of skills and world-class infrastructure.”

2010 Guidance

Based on current visibility levels and an exchange rate assumption of 46.5 rupees to the dollar, the Company currently expects 2010 revenue of $510 to $522 million and EPS in the range of $2.50 to $2.60.

Syntel to Host Conference Call

Syntel will discuss its second quarter 2010 results today on a conference call at 10:00 a.m. (Eastern). To listen to the call, please dial (877) 665-2445 in the US/Canada or (408) 427-3788 internationally. The call will also be broadcast live via the Internet at Syntel’s web site: investor.syntelinc.com. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until July 29, 2010 by dialing (800) 642-1687 and entering “88460450”. International callers may dial (706) 645-9291 and enter the same passcode.

About Syntel

Syntel (NASDAQ: SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Recently named one of the “50 Best Managed Global Outsourcing Vendors” by The Black Book of Outsourcing, Syntel is assessed at SEI CMMi Level 5, and is ISO 27001 and ISO 9001:2000 certified. As of June 30, 2010, Syntel employed more than 14,900 people worldwide. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

Contact: Jon Luebke, Syntel, (248) 619-3503, jon_luebke@syntelinc.com

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT SHARE DATA)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2010	2009	2010	2009

Net revenues	$130,649	$100,102	$246,688	$196,536
Cost of revenues	79,083	51,846	145,883	103,408

Gross profit	51,566	48,256	100,805	93,128
Selling, general and administrative expenses	19,114	20,845	41,362	39,569

Income from operations	32,452	27,411	59,443	53,559

Other income, principally interest, net	1,959	2,325	4,242	3,310

Income before provision for income taxes	34,411	29,736	63,685	56,869

Income tax expense	6,151	4,624	10,294	4,408

Net income	$28,260	$25,112	$53,391	$52,461

Dividend per share	$0.06	$0.06	$0.12	$0.12

EARNINGS PER SHARE:
Basic	$0.68	$0.61	$1.29	$1.27
Diluted	$0.68	$0.61	$1.28	$1.27

Weighted average common shares outstanding:

Basic	41,508	41,379	41,495	41,367

Diluted	41,580	41,479	41,573	41,457

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	June 30, 2010	December 31, 2009

ASSETS

Current assets:
Cash and cash equivalents	$92,000	$87,822
Short term investments	129,479	112,243
Accounts receivable, net of allowance for doubtful accounts of $2,998 and $3000 at June 30, 2010 and December 31, 2009, respectively	67,311	48,523
Revenue earned in excess of billings	13,762	5,809
Deferred income taxes and other current assets	29,730	23,739

Total current assets	332,282	278,136

Property and equipment	153,410	143,911
Less accumulated depreciation and amortization	59,942	54,271

Property and equipment, net	93,468	89,640

Goodwill	906	906

Non current Term Deposits with Banks	21,474	23,337

Deferred income taxes and other non current assets	23,405	20,603

	$471,535	$412,622

LIABILITIES

Current liabilities:
Accrued payroll and related costs	$28,929	$26,240
Income taxes payable	3,200	777
Accounts payable and other current liabilities	26,166	21,139
Deferred revenue	5,657	5,888

Total current liabilities	63,952	54,044

Other non current liabilities	9,749	8,540

Total liabilities	73,701	62,584

SHAREHOLDERS’ EQUITY

Total shareholders’ equity	397,834	350,038

Total liabilities and shareholders’ equity	$471,535	$412,622